Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call – Q2 2019
Comments of Eric R. Marchetto,
Senior Vice President and Group President, TrinityRail
July 25, 2019
Thank you, Tim - and good morning everyone.

TrinityRail’s second quarter financial performance reflects the unique value of our rail platform - producing significant recurring revenues from our growing lease fleet while profiting from a healthy level of new railcar production and maintenance and compliance activities. Our rail platform of products and services is a differentiator, and fundamental to providing value to our customers and other stakeholders.

Our family of products available through our lease fleet and our manufacturing footprint ensures Trinity can deliver the right product when our customers need it, quickly adjusting to demand as market conditions evolve. Our owned and managed lease fleet is now 124,650 railcars at the end of the second quarter. Our ability to leverage the views and service opportunities we gain from a larger and more diverse fleet continues to expand. We are adding over $565 million in new railcars to the lease fleet in the remainder of 2019. We expect our lease backlog - all with commitments from customers- to earn unlevered returns well in excess of our cost of capital. This will bring the investment of our lease fleet to over $8.0 billion. Our fleet is young with an average age of 9 years. We have a customer base of over 700 shippers serving diverse markets with $2.6 billion of future committed lease payments. The fleet’s average monthly lease rate has been improving sequentially in 2019. We expect the modest sequential improvements in pricing to continue in the second half of 2019 and compare favorably year over year by end of year. Our team has been very successful renewing and assigning leases to maintain a high level of utilization, and I am very pleased with the service levels the TrinityRail teams continue to deliver, which is differentiating our business!

During the second quarter, our railcar manufacturing business increased railcar deliveries by 17% sequentially following a change in the mix of railcars from earlier in the year. Our manufacturing platform is scalable and flexible, and our operations team does an incredible job ensuring our footprint is appropriately sized for the market environment. The segment margin of 9.5% during the quarter reflected higher volume, better efficiencies, and also benefitted from better average pricing on railcars delivered.

We recently announced the geographic expansion of our railcar maintenance business during the second quarter with a new Iowa facility. We expect this investment will increase our ability to service the maintenance requirements of approximately 50% of our lease fleet, meeting another one of our strategic priorities we discussed at our investor day in 2018. By increasing our capacity to maintain our railcars, we expect to increase our service level to our customers while earning a very attractive return on this growing part of our platform. Managing the maintenance and compliance of our lease fleet will also enhance the productivity of our railcars. Our experience internally servicing our own railcar maintenance requirements has led to reduced turn times of approximately 40% per maintenance event compared to 3rd party providers.

On the commercial front, macroeconomic headlines have hindered the railcar market’s demand momentum at various times so far this year. Declining railcar loadings due to weather, global trade, and inventory pull-forward at the end of last year, as well as customer uncertainty for GDP growth creates hesitancy - a challenge in railcar equipment planning. It seems that just as clarity has emerged recently, new information or public comments reinject uncertainty into key business planning decisions. Despite this opaque market, our commercial activity spanning new and existing railcars as well as secondary market transactions totaled

9,900 railcars in the second quarter. As an integrated railcar provider, it is our first priority to protect the utilization of our lease fleet and the residual value of a 50 year asset. As a result, TrinityRail received orders for 2,100 new railcars. We were not surprised by our share of new railcar orders. There were a few larger transactions in the new railcar market that did not fit well either because of low lease rates, unacceptable economics or contract terms in crude oil markets. Simply put they did not meet our criteria and we held firm.

Over the last several years, TrinityRail has worked purposefully to harness the power of its rail platform with the goal of providing an unparalleled customer experience through superior service and innovative solutions. Rail IS the most efficient, land-based mode of transportation, however, there are service gaps in the railroad industry. Our focus is to optimize the ownership and usage of railcars to make rail transportation more economically attractive and compelling. We believe this is key for the long-term success of the rail transportation industry, and is the guiding principle for our strategic business objectives.

As a leading provider of railcar products and services, TrinityRail is focused on building our platform of products and services to address the complete spectrum of the rail transportation needs for industrial shippers. Railcars carry commodities. Our railcars and services are not commodities, yet the industry tends to compete on price. TrinityRail is moving towards a differentiated value proposition - whether it is service differentiation or product differentiation - and we are seeing the financial benefit of our rail platform through our pricing and our ability to integrate new services with our traditional product offering. This business strategy will grow our existing base of recurring revenue from long-term leases, and add high margin services revenue that enhance our return metrics.

As Tim mentioned, our vision is to be the premier provider of railcar products and services. Trinity will continue to build on this foundation of market leadership, innovation, and quality that has enabled us to serve our customers in the rail industry for more than 50 years. The rail transportation ecosphere is extensive with over 1.7 million railcars - that gives us incredible room to grow. Trinity’s integrated platform is in a strong position to capitalize on the evolving rail transportation landscape and create substantial value for our shareholders. WE ARE BUILT TO DELIVER!

I will now turn it over to Melendy.